UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Destination Maternity Corporation
(Name of Registrant as Specified In Its Charter)

Nathan G. Miller Peter O’Malley Holly N. Alden Christopher B. Morgan Marla A. Ryan Anne-Charlotte Windal
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 11, 2018, Nathan G. Miller and Peter O’Malley issued the following press release relating to Destination Maternity Corporation:

INVESTOR GROUP COMMENTS ON ISS RECOMMENDATION
 AT DESTINATION MATERNITY

- ISS Supports Case that Additional Change is Warranted at the Board Level -

- Encourages Investors to Vote on the GOLD Card Today -

NEW YORK – May 11, 2018 – Nathan G. Miller and Peter O’Malley (the “Investors”), collective holders of approximately 9% of the outstanding common stock of Destination Maternity Corporation (Nasdaq: DEST) (“Destination Maternity” or the “Company”), today released the following statement in regards to the recent report from Institutional Shareholder Services (ISS):

“We are pleased that ISS agreed with our argument that the chronic underperformance at Destination Maternity is emblematic of a company not living up to its potential, and that change at the board level is warranted.

However, we find it counterintuitive that while agreeing with these fundamental points, ISS refrained from recommending for our majority female slate, citing a lack of public board experience among our nominees as the primary justification. The reality is that Destination Maternity is a company where the absence of female board representation and leadership is in direct misalignment with the strategic goals, end customers and product selection that will ultimately determine whether DEST becomes a successful turnaround story, or yet another cautionary tale of mismanagement and missed opportunity.

Notably, before launching this proxy contest we proposed to the Company that they add to the Board two of our highly-qualified female nominees. They responded by adding two men.

The share of women on S&P 500 company boards rose merely 1 percentage point last year to 22 percent.1 If the argument - a chauvinist trope - continues to be that qualified women executives should not be added to boards because they have not previously served on boards, this embarrassing problem will not get solved. Board diversity cannot remain a ‘chicken or the egg’ situation.

As such, we believe that our highly-qualified nominees Holly N. Alden, Christopher B. Morgan, Marla A. Ryan and Anne-Charlotte Windal should be added to the Board of Directors of the Company in order to bring about the level of change needed to reverse the years of mismanagement and underperformance the Company has suffered.”

In its report, ISS noted the following:

●	“The company’s dramatically negative shareholder returns and financial performance reflect a company falling well short of its potential.”

●	“The long-tenured directors have presided over many years of abysmal financial performance and tremendous value destruction for shareholders.”

●	“(T)he dissident has made a persuasive case that additional change at the board level is warranted.”

●	“The dissident has nominated directors with strong experience analyzing retail companies and with robust experience as executives in apparel retail.”

Contacts
Morrow Sodali LLC
Tom Ball, 203-658-9368
t.ball@morrowsodali.com

1 https://www.wsj.com/articles/how-to-get-more-women-in-the-boardroom-some-try-blunt-force-1524648602